Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Bruce Voss/Ina McGuinness
(858) 552-7962	(310) 691-7100

QUIDEL EXPECTS FIRST QUARTER TOTAL REVENUES OF $19.7 MILLION AND ESTIMATES EPS OF $0.01

Results Reflect Softness in U.S. and Japan Markets for Influenza and Strep A Tests

Company Revises Full-Year 2004 Financial Guidance

SAN DIEGO, Calif. (April 7, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care rapid diagnostic tests, today announced that first quarter 2004 total revenues are expected to be approximately $19.7 million, including approximately $19.1 million in product sales.  The company estimates first quarter 2004 earnings per share (EPS) on a fully diluted basis will be approximately $0.01.

“Our first quarter financial results were impacted by an unexpected drop-off in sales of our upper respiratory products, with virtually no domestic sales of influenza tests and very light sales of our Strep A test in the last month of the quarter.  Importantly, we believe our flu products gained U.S. market share and our Strep A products maintained market share during the quarter.  In Japan, we posted lower sales of influenza tests compared with the first quarter of 2003, owing to a very mild flu season in that country and the planned shift to our new QuickVue® Influenza A+B test.  The flu season in both countries was unusual in ending so abruptly and so early by recent historical standards,” said S. Wayne Kay, President and Chief Executive Officer of Quidel.  “We believe that our domestic sales patterns during the first quarter of 2004 were consistent with those experienced by other manufacturers of point-of-care upper respiratory tests, and that our first quarter sales drop is not unique to Quidel.

“While our U.S. influenza test sales increased approximately 37% and other rapid point-of-care core products, in the aggregate, increased 12% during the first quarter of 2004 compared with the first quarter of 2003, the increases were not sufficient to offset the decline of our influenza test sales in Japan of approximately 73% and our domestic Strep A test sales decline of approximately 37%, both compared with last year,” said Kay.  “The 2003-04 cold and flu season in North America was atypically early with strong usage of our upper respiratory products – in particular our flu test – during the fourth quarter of 2003.  Further, unlike previous flu season patterns, we did not experience the typical influenza outbreak and testing in North America or Japan through March.”

Quidel’s domestic sales of the QuickVue® Influenza test during the 2003-04 flu season were approximately $14.2 million, up sharply from $4.8 million during the 2002-03 season.  Worldwide, influenza test sales during the 2003-04 flu season were approximately $24.9 million, up from $16.9 million in the 2002-03 season.

Revised 2004 Financial Guidance

In light of expected first quarter results, Quidel revised full-year 2004 financial guidance.  Assuming the 2004-05 cold and flu season reflects more typical global product demand patterns, Quidel expects 2004 total revenues of $100 million to $105 million, and 2004 earnings per share on a fully diluted basis of $0.23 to $0.25.  Quidel advises that the unpredictable severity and timing of the cold and flu season could have a material impact, positive or negative, on the Company’s revenues and earnings each year.  Despite these revisions, management is committed to pursue additional, incremental growth opportunities.  Furthermore, management goals and objectives, including those tied to incentive compensation programs, remain unchanged from the Company’s prior plan and financial guidance announced on February 27.

This updated expectation compares with prior company guidance for 2004 total revenues to be between $104 million and $109 million, and earnings per share on a diluted basis to be between $0.25 and $0.27.  The company noted that 2003 total revenues were $95.1 million, and diluted EPS was $0.21 for 2003, excluding the one-time tax benefit of $13.3 million fully described in our earlier reports. Quidel believes that excluding the non-operational, one-time tax benefit from 2003, diluted EPS is useful information as the measure more closely reflects Quidel’s results based on its operations and is the measure that Quidel utilizes in comparing and analyzing EPS.  On a GAAP basis, 2003 diluted EPS, which includes the one-time tax benefit, was $0.65.

Quidel plans to release first quarter 2004 financial results and hold an investment community conference call on April 28, 2004.

About Quidel

Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets point-of-care (POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s health in areas such as reproduction, upper respiratory infections and other clinical conditions.  Quidel provides a broad line of POC diagnostics for pregnancy and infectious diseases, including influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,”

“estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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